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                                                                 EXHIBIT 8.2




                        [JENKENS & GILCHRIST LETTERHEAD]



                              September 23, 1997



Cairn Energy USA, Inc.
8115 Preston Road, Suite 500
Dallas, Texas  75225

         RE: FEDERAL INCOME TAX OPINION REQUIRED UNDER SECTION 10.3(E) OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED JULY 3, 1997 AMONG THE MERIDIAN RESOURCE CORPORATION ("TMRC"), C ACQUISITION CO. ("SUB"), AND CAIRN ENERGY USA, INC. ("CAIRN").

Gentlemen:

         Jenkens & Gilchrist, a Professional Corporation (the "Firm"), has acted as counsel to Cairn Energy USA, Inc., a Delaware corporation, in connection with the above-referenced Merger Agreement. You have requested the opinions set forth in Section I hereof regarding the qualification of the Merger as a reorganization for federal income tax purposes. Section I of this letter (the "Opinion Letter") contains the Firm's opinion. Section II of this Opinion Letter contains limitations on the opinion. Except as otherwise provided herein, all capitalized terms herein shall have the same meaning given to them in TMRC's Registration Statement on Form S-4 (File No. 333-33403) and the Joint Proxy Statement/Prospectus.

                                  I.  OPINION

         Based upon our analysis of the applicable authorities and subject to the limitations set forth in Section II, the Firm is of the opinion that for federal income tax purposes:

         1. The Merger will qualify as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. TMRC, SUB, and Cairn will each constitute parties to such reorganization within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by the stockholders of Cairn upon the receipt by them of shares of TMRC Common Stock in exchange for their shares of Cairn Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of TMRC Common Stock.

         4. The aggregate basis of the shares of TMRC Common Stock to be received by a Cairn stockholder in the Merger (including any fractional share not actually received) will be the same as the aggregate basis of the shares of Cairn Common Stock surrendered in exchange therefor.

         5. The holding period of the shares of TMRC Common Stock to be received by a Cairn stockholder in the Merger (including any fractional share not actually received) will include the holding period of the shares of Cairn Common Stock surrendered in exchange therefor, provided that such shares of Cairn Common Stock are held as capital assets at the Effective Time.

         6. Cash payments in lieu of a fractional share will be treated as if a fractional share of TMRC Common Stock had been received in the Merger and then redeemed by TMRC. Such a redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Cairn stockholder receiving cash in lieu of a fractional share will recognize gain or loss treatment upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph 4 above) and the amount of cash received. Such gain or loss will be eligible for long-term capital gain or loss treatment if the Cairn Common Stock is held as a capital asset at the Effective Time and the holding period for the fractional share (as described in paragraph 5 above) is more than one year.

         7. The discussion entitled "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus of TMRC and Cairn, dated August 12, 1997, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.
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Cairn Energy USA, Inc.
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                                II.  LIMITATIONS

         1.      Except as otherwise indicated, the opinions set forth in
Section I are based upon the Code and its legislative history, the regulations promulgated thereunder, judicial decisions and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this Opinion Letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to such changes and could significantly alter the conclusions reached in this Opinion Letter. There is no assurance that legislative, judicial or administrative changes will not occur in the future. The Firm assumes no obligation to update or modify this Opinion Letter to reflect any developments that may occur after the date of this Opinion Letter.

         2. The opinions set forth in Section I are not binding on the Internal Revenue Service or the courts. Additionally, the Firm's opinions set forth herein are dependent upon the accuracy of the representations contained in the representation letters signed by officers of TMRC and Cairn and provided to the Firm. The Firm has relied upon these representations and any inaccuracy therein could adversely affect the opinions stated in Section I. Also, the Firm assumes that the representations will be accurate in all respects material hereto as of the effective time of the Merger.

         3. In connection with this Opinion Letter, the Firm has examined originals or copies, certified or otherwise identified, of such documents and records and such statutes, regulations and other instruments as it deemed necessary or advisable for the purposes of the opinions set forth herein, including (i) TMRC's Registration Statement on Form S-4 (File No.333-33403),
(ii) the Joint Proxy Statement/Prospectus contained therein, and (iii) the Merger Agreement. The Firm has assumed that all signatures on all documents presented to it are genuine, that all documents submitted to it as originals are accurate originals thereof, that all information submitted to it is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by it are competent to execute and deliver such documents.
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Cairn Energy USA, Inc.
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         4.      The Firm is expressing its opinions only as to those matters expressly set forth in Section I. No opinion should be inferred as to any other matters.

         5. This Opinion Letter may be filed as an exhibit to the Registration Statement. Consent also is given to the reference to the Firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus as having rendered the opinion in the " Terms of the Merger - Certain Federal Income Tax Consequences" section of such Joint Proxy Statement/Prospectus. In giving this consent, the Firm does not thereby admit that it comes into the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission promulgated thereunder.

                                        Respectfully submitted,

                                        JENKENS & GILCHRIST,
                                        a Professional Corporation



                                        By:/s/ WILLIAM P. BOWERS
                                           ----------------------------------
                                           William P. Bowers, for the Firm